Exhibit (a)(5)(lxvi)

JAMES A. DiBOISE, State Bar No. 083296

DAVID J. BERGER, State Bar No. 147645

JARED L. KOPEL, State Bar No. 126817

CYNTHIA A. DY, State Bar No. 172761

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Telephone: (650) 493-9300

Facsimile: (650) 565-5100

Attorneys for Plaintiff

J.D. Edwards & Company

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SAN MATEO

J.D. EDWARDS & COMPANY	)	CASE NO.: CIV 431969
)
Plaintiff,	)
	)	STIPULATION AND
v.	)	ORDER DISMISSING CASE
	)	WITHOUT PREJUDICE
ORACLE CORPORATION, PEPPER	)
ACQUISITION CORPORATION, LAWRENCE	)
J. ELLISON, CHARLES PHILLIPS and DOES	)
1-100,	)
)
Defendants.	)
)
)
)
)

WHEREAS, on June 12, 2003, Plaintiff J.D. Edwards & Company (“J.D. Edwards”) filed the complaint in this action against Oracle Corporation, Pepper Acquisition Corporation, Lawrence J. Ellison, Charles Phillips, and Does 1-100 (collectively, “Defendants”);

WHEREAS, on June 13, 2003, PeopleSoft, Inc. (“PeopleSoft”) filed a complaint against all or some of the Defendants alleging similar facts and claims in the Superior Court of the State of California for the County of Alameda (Case No. RG03101434) (the “PeopleSoft Action”);

/ / /

/ / /

STIPULATION AND [PROPOSED] ORDER DISMISSING CASE WITHOUT PREJUDICE

WHEREAS, on or around June 16, 2003, J.D. Edwards and PeopleSoft entered into an amended Merger Agreement (“Merger Agreement”) whereby each J.D. Edwards shareholder could elect to receive either PeopleSoft stock or cash in exchange for J.D. Edwards stock;

WHEREAS, on July 17, 2003, PeopleSoft purchased approximately 88% of the outstanding shares of J.D. Edwards and PeopleSoft expects to acquire the remaining shares of J.D. Edwards before the end of August 2003, making J.D. Edwards a wholly-owned subsidiary of PeopleSoft;

WHEREAS, in light of the consummation of the Merger Agreement and the fact that PeopleSoft may elect to re-assert some or all of J.D. Edwards’ pending claims in the PeopleSoft Action, the parties believe that this action should be dismissed without prejudice in the interests of justice and in order to avoid duplicative litigation;

IT IS HEREBY STIPULATED BY AND BETWEEN J.D. Edwards and Defendants, through their counsel of record, subject to the Court’s approval that:

This action is dismissed without prejudice, with each side to bear their own costs, and J.D. Edwards and its parent corporation, PeopleSoft, reserve the right to reassert the claims brought forth in this action against Defendants in the PeopleSoft Action currently pending in Alameda County.

Dated: August 12, 2003	WILSON SONSINI GOODRICH & ROSATI Professional Corporation

	By:	/s/ David J. Berger
David J. Berger

Attorneys for Plaintiff J.D. Edwards & Company

STIPULATION AND [PROPOSED] ORDER DISMISSING CASE WITHOUT PREJUDICE

Dated: August 12, 2003	BINGHAM MCCUTCHEN LLP

	By:	/s/ Stephen D. Hibbard
Stephen D. Hibbard

Attorneys for Defendants Oracle Corporation, Pepper Acquisition Corporation, Lawrence J. Ellison, and Charles Phillips.

ORDER

IT IS SO ORDERED

Dated: August 14, 2003	/s/ Quentin L. Kopp
Superior Court Judge

STIPULATION AND [PROPOSED] ORDER DISMISSING CASE WITHOUT PREJUDICE